Ex 99.2

IDEX Corporation Q4 2016 Earnings Conference Call
January-31-2017
Confirmation #13652250

Operator: Greetings and welcome to the IDEX Corporation Q4 2016 Earnings Conference Call.

At this time, all participants are on a listen only mode. A question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Michael Yates, Vice President and Chief Accounting Officer. Thank you, Mr. Yates. You may begin.

Mr. Michael Yates: Great. Thank you, Doug.

Good morning, everyone. This is Mike Yates, Vice President and Chief Accounting Officer for IDEX Corporation. Thank you for joining us for our discussion of the IDEX four quarter and full year financial highlights.

Last night, we issued a press release outlining our company's financial and operating performance for the quarter and year ending December 31st, 2016. The press release, along with the presentation slides to be used during today's webcast, can be accessed on our company's website at www.idexcorp.com.

Joining me today is Andy Silvernail, our Chairman and CEO, and Bill Grogan, our Chief Financial Officer. The format for our call today is as follows - we will begin with Andy providing an overview of the fourth quarter and full year financial results, and then he will then provide an update on our markets and our geographies and discuss capital deployment. We will then walk you through the operating performance within each of our segments. And finally, we will wrap up with our outlook for the first quarter and full year 2017. Following our prepared remarks, we'll open the call for your questions.

If you should need to exit the call for any reason, you may access a complete replay beginning approximately two hours after the call concludes by dialing the toll-free number 877-660-6853 and entering conference ID 13652250, or you may simply may log on to our company's home page for the webcast replay.

Before we begin, a brief reminder - this call may contain certain forward-looking statements that are subject to the Safe Harbor language in today's press release and in IDEX's filings with the Securities and Exchange Commission.

With that, I'll now turn the call over to our Chairman and CEO, Andy Silvernail.

Mr. Andy Silvernail: Thanks, Mike, and good morning, everybody. I appreciate y'all joining us for the discussion of our 2016 fourth quarter and our full year results. Before I get going, I want to introduce Bill Grogan, our new CFO. Bill, welcome to the senior executive team and the CFO chair. Bill's been with us for more than five years and most recently was head of our financial group for operations working side by side with Eric Ashleman. He really did an outstanding job there with building the teams, driving the operating model and has been a key part to our overall success in terms of driving results in the last half decade. So congratulations, Bill, and welcome to the team.

Mr. Bill Grogan: Thanks, Andy.

Mr. Andy Silvernail: Also, I want to thank Mike Yates. Mike has really stepped in the late summer when we had the interim chair open up and did an outstanding job. And I think it's, a real testament to Mike that we did not miss a beat through this process. We are incredibly fortunate to have somebody of Mike's caliber on our team and continuing on our team as we go forward. So, thank you again, Mike, very much. I appreciate it.

Mr. Michael Yates: Very welcome, Andy.

Mr. Andy Silvernail: So, I want to take a second here and just summarize 2016. As everyone knows, it was a difficult year in terms of the top line with challenging global industrial environments. At the same time, we did a really nice job on the bottom line and with cash flow. And so, even with these mixed economic conditions throughout 2016, there were some bright spots, and they were really around our scientific fluidics business, municipal and commercial markets. And all of those actually performed reasonably well in the year.

And then we had some major headwinds really around the global industrial markets, clearly within FMT and then the industrial pieces of HST. But, I will say, as we had organic order growth in the third quarter and again organic growth in the fourth quarter and a promising start to January, we're cautiously optimistic that we're beginning to see a recovery.

With that said, I am hesitant, and I'm hesitant because, I'm not convinced yet that we're seeing a comprehensive turn. And really, I'm not because the global economic environment and very much the global political environment is volatile and it's uncertain. And I think it's prudent at this stage to be more conservative than aggressive. And as we built our plan for this year, we took in mind all of the volatility that's out there.

And as you guys, full well know, we can respond very well on the upside. We have a very flexible operating model. We have low overall labor content in our business. We really have no capacity constraints in terms of machinery equipment or facilities. And so, really, it's supply chain that becomes the sticking point in the upside.

So, we can respond very quickly. We would have outstanding flow through in case that happened. But we're gonna be prudent right now.

And so as we exited 2016 and I look back, I'm very proud of how our team executed. We drove productivity, we improved working capital, and we continued to invest in our teams and the culture of this business.

And we come into 2017 with a very strong balance sheet. We have gross leverage of 1.8 times, obviously net leverage significantly below that. Cash flow was strong, and we're in a great position to exploit this via our capital deployment strategy that's fundamentally unchanged here for almost a half decade, that we've been using and has been driving returns for us.

As I mentioned, we did see positive order trends in the third and the fourth quarter. The initial signs in January are decent and we're hoping that the global growth challenges are leveling off. But, as I said, we're going to remain cautious with the uncertain environment. We do believe that there's a backdrop of low growth as we think about planning our 2017. And so, we are gonna be prudent with this uncertainty of the economic and the political environments.

As we look at the year orders grew sequentially each month in the fourth quarter, and the improvements were broad-based across our portfolio. So, virtually every business saw improvements as we moved through the quarter. And this resulted in organic order growth of 3 percent.

In the second half, we had our first two sequential positive order growth quarters since the beginning of 2014. So again, that's encouraging.

We also deployed over $.5 billion last year. We acquired three businesses, as you know. We also divested four businesses, and I'll get into more detail here in a minute, but the four businesses that we divested weren't aligned with our strategic objectives, and I'll walk you through that here in just a little bit.

As you know, deep segmentation has been a critical element of our success and really the fundamental--the foundation of our operating model. And the improvements in profitability, cash flow and return on investment these past years have really been driven by these efforts.

And over the last 18 months, we've taken this segmentation, which really has been focused on the product line and the customer level, and we're thinking about our entire business portfolio. And we've categorized our businesses into growth, outperform and fixed. And as we sit here today, about 70 percent of our portfolio is in the growth category, 10 percent is in the outperform, and 20 percent is in the fixed.

And so, our strategy here with all of the businesses within these different categorizations is to provide complete clarity of mission, of goals, resource deployment across the portfolio that's gonna allow us to drive innovation, you know, improve customer service, and satisfaction, drive profitability and improve return on investment. And so, as we look at 2017--and I'll walk you through this in some detail here towards the end of my remarks, but we're going to continue to invest aggressively around a series of areas. And we think that's critical to our long term success.

So, in our growth businesses, we're gonna put, you know, about 10, 11 cents of earnings, so to speak, into incremental investments in those businesses, and I think that's key--that's been key to us winning these past few years, and it's gonna be very important to us winning going forward.

And then, you know, our fixed businesses, which, again, as I said, is about 20 percent of our portfolio, in 2016, these businesses improved by about 300 basis points in profitability. And so, it's been an important part of the profit execution we've seen across our businesses - in particular in FMT, which we saw, you know, really strong margin improvement. These businesses are either gonna graduate to growth or outperform, or eventually, if we don't think, we can move them out of the fixed category, we would consider divesting some of them. But, I will say that that 20 percent is largely on track to graduate here, and we kind of give it a two year timeframe. So, they're gonna fund growth in the future, and our teams are executing very well around that.

So, with that, let me pivot here and talk about our markets and some regions. So, on the market side, energy--you know, the trajectory is modestly better than it's been. Obviously, with the improvement in, the price of oil, that certainly is helpful. But there's gonna be headwind, right? The CapEx cuts that came in the midstream and downstream are gonna impact us this year, and that's gonna hit our energy platform, Bandit and sealing to some degree.

The down-hold business I think will improve, and we starting to see that on the Bandit side in particular. But I do think that the LPG market's gonna be soft here in 2017.

On the industrial side, I mean, that's really been the story for a couple of years now and the industrial markets remained challenged in 2016. We did see some stabilization towards the middle part of the year and as we move forward. We are hopeful that we're turning a corner, but obviously, we're gonna wait for more evidence before, we're willing to make a bet on that.

Ag - you know, depressed commodity prices, low farm incomes have been a huge headwind there. We have seen a slight improvement, and we think that's gonna continue into 2017.

Life Sciences has been a real bright spot for us. It's been--was an outstanding year in that market. Our core markets in bio, analytical and IBD have all performed well, and we think that's gonna continue to do so here in the future.

And finally, municipal - you know, all the indicators point towards continued, modest growth in 2017. So we think that will be a plus.

In terms of geographies, in North America, the story goes back to the industrial recession that really existed here for a couple of years. So, obviously, we're hopeful of the signs of recovery, but again, we're going to be cautious.

Europe is really a mixed bag - depends on the country, and it really depends on the business. Our dispensing and our water businesses, which are two of our bigger European facing businesses, have done quite well. But the performance across Europe is pretty spotty, and so, we think that will probably continue in 2017.

Asia - India has been terrific for us. We have, we really won in terms of market share and business focus there. China's been a bit more difficult with really the industrial recession there also as they move from an investment driven economy to a consumer economy. We do expect, some improvement in China, however, in 2017.

All right, let me turn to a little bit of conversation on capital deployment. So we've had this balanced discipline capital deployment strategy for some time, and I think it works very well. Our overall goal is to drive superior total shareholder returns, and we have four pillars of this strategy. We're going to fully fund organic growth, we're going to pay consistent quarterly dividends, we're going to opportunistically repurchase stock, and we're going to execute strategic M&A.

So, here we are with a very strong balance sheet, strong free cash flow, and this is gonna give us leverage as we go forward. And we used that leverage well in 2016. So, as I mentioned before, we deployed over $.5 billion, in three acquisitions - Akron, AWG and SFC. Those hit two different end markets in three different countries, so really spread nicely across our portfolio and our ability to manage and integrate those businesses.

Akron and AWG really changed the face of our fire and safety business, SFC did the same for our sealing group. The integrations across the board are going well, and so we're very positive about these acquisitions going forward, and the benefits that we expect to see in 2017 are identical to what we talked about, in the third quarter, and I'll detail that here in a little bit.

We did decide to divest some businesses this year, four relatively small businesses - Hydra-Stop, two optics businesses, one in Japan and one in Korea, and then IETG business, which is the UK. In total, those businesses, had about $40 million of revenue for us in 2016, which obviously, will trade off against the benefits of the three acquisitions that did. And again, I'll walk you through the puts and takes of that here towards the end of my remarks.

As we think about organic growth, we have--we continue to invest in organic growth across our businesses. But as we go into 2017, there are a few businesses that are gonna get even more money and we're gonna get more aggressive around it, and that's really around our bio, biopharma businesses, some product launches in water, next generation of rescue tools and local for local products in India, and then to some degree, an increased investment in China where we recently opened a facility.

And so we're gonna put money, really that's about the future. And as you know, investments for us, it takes time to germinate. The markets move slowly, but you have to be committed, and you have to invest year in and year out. And that's what will allow us to be successful in the long term.

On the capital deployment front, in 2016, we increased our dividend by 6 percent, and we returned 38 percent of net income to our shareholders. And we also bought back 739,000 shares in the year at a cost of about $55 million, which is about 1 percent of shares. And that happened very early on in 2016.

All right, I'm now on the 2016 financial results. That's slide four if you'll join me there. So, just a reminder - these results exclude the impact of restructuring actions, the gain and loss in divestitures in 2016 and 2015 as well as the pension settlement. But, I will detail all of those for folks so they can, you know, get their modeling correct as we go forward.

All right, for the full year, orders and sales were $2.1 billion, up 6 and 5 percent respectively. Orders were flat organically, and sales were down 1 percent organically. Organic orders and sales were really pressured by the weak economy that I talked about in detail already around oil and gas and North American industrial.

Our margin, actually, this is a good story. So, we finished the year--but there's a lot of moving parts, so let me take a minute here. We finished the year at 20.6 percent, which was down by 40 basis points year-over-year. But, keep in mind that had $14.8 million of fair value step up versus $3.7 million in 2015. So, obviously, that's a big impact.

If you neutralize for that, our margins were up about 10 basis points year-over-year. But, also keep in mind, that's diluted--that has a dilutive impact of acquisitions. And so, if you look at it apples-to-apples, if you remove the acquisitions and look at the base business versus base business, 2016 versus 2015, margins were up 80 basis points to 22.5 percent. So, that really shows terrific execution in the base business pre-acquisitions and demonstrates that our operating model continues to work.

Cash flow, a great story - cash from operations was $400 million in the year, $362 million of free cash flow, and that was up 12 percent over the last year and 125 percent of net income.

GAAP EPS was $3.53. Adjusted EPS was $3.75. That was up 20 cents or 6 percent on an adjusted basis.

Let me take a second and walk you through that 22 cents, between the adjusted and the GAAP EPS. So, we had a 3 cent charge from restructuring actions. I'll talk about the benefits here in a moment. We had a 16 cent loss on the sale of four divested businesses. And we had a 3 cent charge from the pension settlement.

On a final note, of the 3.53, in GAAP EPS, there's also about 4 cents related to a favorable transaction FX, in regards to an intercompany loan that we acquired when we bought SFC. So, that was favorable by about 3 cents in the fourth quarter and 1 cent in the first quarter. We have hedged that loan, and so we won't see the volatility here in the future. But, it will be--those 4 cents will be a headwind as we think about 2017.

All right, for the fourth quarter, organic orders were $547 million. That was up 10 percent overall and 3 percent organically. And we continue to see an uptick in those orders here that we started to talk about in the third quarter. Revenue was 530 million, up 6 percent flat organically, and organic sales were up slightly, 0.3 percent in the fourth quarter. And although that certainly is modest, it's the first positive organic sales growth that we've seen since the fourth quarter of 2014.

Adjusted op margin for the quarter was 20.5 percent. That was down 50 basis points year-over-year, but again, entirely due to the fair value inventory step-up. So exclusive of this charge, we actually improved margins by 40 basis points over last year.

Fourth quarter free cash flow, very strong - $106 million in the quarter. That was up 20 percent from last year and 143 percent of net income for the fourth quarter.

GAAP EPS was 75 cents, adjusted was 96 cents - that was a 2 cent increase over last year. We had 21 cents between the Q4 adjusted and the GAAP EPS, and those are all the items that I mentioned before except there was a penny of that that fell into the third quarter. So, 21 cents fell into the fourth quarter.

I will also note, that we did have significant, translational FX as we saw the dollar strengthen significantly, in the quarter, and that cost us about 2 cents, in the fourth quarter.

All right, so let me spend a few minutes here on the noise in the fourth quarter. I know there's a lot of moving parts, and I want to make sure everybody has these pieces really clearly.

So, as I discussed earlier, the four divestitures, we incurred about a $20 million pretax loss on the two businesses that we sold in the fourth quarter. That's a $14 million net loss after the $6 million tax benefit that we realized. We also incurred a $3.6 million pension settlement in the fourth quarter. This charge was related to employees taking a lump sum distribution rather than future monthly pension payments. We did talk about this in the third quarter, and it was on the low end of our expectations.

We also incurred about $3.7 million of restructuring cost. We noted that we were gonna have some restructuring cost, and we talked about it in the third quarter. These were related to severance and facility closures around acquisitions and plus an announced facility consolidation with our MPT platform. We will get about $4 million of benefit in 2017.

Okay, let's pivot now, and let's talk about, the segments. I'm gonna start with fluid metering. I'm on slide five.

So, we finished 2016, organic orders were down 2 percent in the fourth quarter and down 3 percent for the full year. Sales were flat in the quarter and down 1 percent for the full year. Op margin was a great story, up 190 basis points for the quarter, up 100 basis points for the year - really terrific execution around productivity, and even with difficult market conditions, maybe except for water, people really got after the cost structure and right sized their businesses, and we had just outstanding margin improvement.

So as I mentioned before, we had great improvement in our fixed businesses, and many of those sit in FMT and were a major portion of the margin improvement in the segment.

In terms of some of the areas, water services has been strong. It was strong in the fourth quarter again, and we think it'll be solid as we think about 2017. Industrial - the story I've told already many times, softness across the North American landscape, impact of oil and gas have certainly been, substantial, and weakness, in the chemical market in Europe, also. So, you know, while we do see some beginning signs of recovery, we're pretty cautious here around this marketplace.

Energy - it remains a tough story. You know, our mobile business, the downstream portions of the business that, CapEx cuts just started late last year, those are gonna play negatively through those businesses I think in 2017, so they'll be behind the curve relative to what you'll see in the down-hold, which I think will pick up faster. And certainly, some of our peers have seen that. But we'll have some headwind here, early in 2017 around those markets.

And finally, ag, as I mentioned earlier - we have seen some positive indications, so we're looking for kind of a very small improvement in 2017.

Okay, let's turn to health and science, I'm on slide 10. At the end of the day, no real changes in our perspective, in the health and science markets. Our overall, life sciences and scientific businesses are doing really well, and they've been offset by weakness in industrial, very similar to everything I've talked about with FMT.

We had a very strong organic order quarter, up 7 percent--excuse me-- on the heels of also a strong order quarter in the third quarter. So, this is promising. For the year, organic orders were up 2 percent, but certainly, we finished very strong on the order front with HSD.

Sales were down 1 percent, both in the fourth quarter and for the year. But, obviously, we come into the year with momentum.

On the op margin side--and again, I think there'll be a number of questions here on this, so let me take some time on this. They were down 330 basis points in the fourth quarter and down 100 basis points for the year. Both of these decreases were really primarily impacted by the step-up in SFC. If you exclude that, the margins would have been down 100 basis points for the fourth quarter and 20 basis points for the year. And really, all of that is due to mix.

In 2015, we had a very strong overall profitability in our material process business. And that flipped around in the fourth quarter of this year, and had relatively weak margins in MPT, and that really account for that balance. We do expect, margins in HST, to be in that 23 percent range in 2017, so we expect that, to rebound nicely as we go forward.

Iin terms of the overall segments within health and science, industrial looks a lot like FMT, as I've already talked about. And we have seen, again, some early signs of improvement, but cautiousness, generally.

Scientific fluidics and optics, as I said before, you know, really strong overall performance. The markets are growing. We're winning share on new platforms. And so, overall, we have a lot of confidence, in that business, you know, going forward around life sciences.

Sealing solutions is a mixed bag. Oil and gas has been weak while the semiconductor market has been strong and those two have really kind of balanced each other off.

And then, finally, MPT, as I mentioned, has been mixed. This is a pretty lumpy business. It had a strong fourth quarter order book, so we think we'll come out of the gates relatively strong with MPT. But it has been, a mixed bag between pharma and industrial businesses.

All right, I'm on our last segment, diversified on slide 11. Boy, it was just an outstanding year, for the teams here in diversified. Did two major acquisitions, and it really changed the landscape for our fire and rescue business. So now it's all about, you know, driving the execution here.

We finished very strong. Organic orders were up 9 percent in the fourth quarter, up 2 percent for the year. Sales were down 3 percent for the year, but following orders, we had a strong finish at sales being up 3 percent.

Margin was down 150 basis points, but entirely due to the step-up that we had of $7.5 million. So, again, we are--this business is performing well, and we expect to have a really solid margin profile in 2017.

Dispensing was solid across North America, Europe and Asia. The X-SMART product line continues to have momentum. And generally dispensing outperformed.

Fire and rescue, a nice uptick in the fourth quarter - as you know, this has been a business that's been weak here for some time, we saw strength across the markets, and we had some nice wins in Asia, which we hadn't seen in quite some time. The team did an outstanding job with new product launches, and they're doing a nice job of integrating Akron and AWG, and we're on track to hit our goals with those acquisitions. Excuse me.

Bandit - the transportation business was solid. We are seeing some modest improvements on the oil and gas side that would be a good sign here for Bandit going forward.

All right, couple more slides here and really all about guidance for the year and for the fourth quarter. I'm on slide 12.

So, we anticipate organic growth to be about 1 to 2 percent for the year, and this should give us somewhere between 15 and 23 cents of incremental earnings for 2017. However, we're going to have a pretty significant 12 cent headwind from FX. As you know, the dollar has strengthened significantly. We have exposure to the euro, the Swiss franc, the Canadian dollar and the pound, those are meaningful headwinds. And as I mentioned before, that's broken down into about an 8 cent headwind on translational FX and the 4 cent, that's related to the intercompany loan that I mentioned earlier that we've hedged here going forward.

But, in total, as you got into the back half of the year and really sort of the back, month or so of the year, as the dollar strengthened we lost a lot of ground, a couple cents in the fourth quarter, and now in total, 12 cents of headwind for the year.

As we look at acquisitions, last quarter, we told you that, net of divestitures, we thought that acquisitions would add about 25 cents to earnings incrementally. That number is now 24 cents, but, entirely due to the fact that we sold two other businesses, in the fourth quarter. And so, we're right on our expectations of what those businesses, should add to our portfolio.

Share count, will creep a little bit, and it's gonna be a 3 cent headwind for us. The restructuring actions that I mentioned before are gonna be a 3 cent tailwind, and they're really related to rooftop and severance consolidation--severance items. We did have a couple of one time corporate items in 2016 that are not going to repeat in 2017. About 4 cents is from the earn-out reversal that we talked about in the first quarter of last year. So, if you remember, our first quarter earnings report of 2016, we had a really strong overall quarter, and because we had about a 4 cent benefit from that earn-out reversal that obviously we won't get again in 2017. And we did have a couple pennies of benefit coming from compensation related items, as the CFO change happened and some compensation was forfeited.

We'll get about 2 cents of benefit from productivity net of inflation. So, our teams have done a really nice job of offsetting wage inflation and very modest material inflation. But, we will get two pennies of net benefit.

And then as I mentioned before, we're gonna keep investing. Even with this backdrop of, continued low growth, we think we need to continue to put money into our best bets, and that's gonna be kind of 10, 11 cents in 2017 of incremental spend.

All right, I'm on our last page here on slide 13, and a couple more items here on Q1 '17 and full year 2017 guidance. So in the first quarter, we think EPS is gonna be 91 to 93 cents, organic growth kind of 1 to 2 percent, and operating margins ranging from 20.5 to 21 percent. The tax rate should be around 27 percent, and we are gonna see kind of a 2 percent FX, headwind here on the top line. And this is all based on the December 31st rate. So, everything that I've talked about relative to FX, was based on the rates at the end of the year, which is our traditional practice.

Corporate cost in the first quarter will be about 17 million. And if you look at 2017, just a few more items - so, full year EPS should be 3.87 to 3.95, revenue growth 1 to 2 percent, and full year operating margins at 21.5 percent. Again, we're gonna have about a 2 percent FX headwind based on the December 31st rates, and we think corporate cost will be around 66 million for the year. And finally, the tax rate should be around 27.5 percent based on the current US tax rates and the global tax rates.

You know, as we think about these things, we exclude the impact of acquisitions, costs or benefits associated with them or any further restructuring that we might have.

So, with that, let me pause here and Doug, let's, turn and open this up for questions.

Operator: Thank you. Ladies and gentlemen, at this time, we will be conducting a question and answer session. If you'd like to ask a question, you may press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star key.

Our first question comes from the line of Mike Halloran from Robert W. Baird. Please proceed with your question.

Mr. Mike Halloran: Hey. Morning, guys.

Mr. Andy Silvernail: Hey, Mike. Good morning.

Mr. Mike Halloran: And congrats on the new role. I would say welcome aboard, but you've been here for a while.

So let's start on that bridge. Obviously, super helpful providing the puts and takes because there's a lot of them.

Mr. Andy Silvernail: Yeah.

Mr. Mike Halloran: Maybe you could frame the growth investment side. You said you're basically putting the foot down and really reinvesting this year. You know, twofold question there - one, frame that level of growth investment that you've got in the '17 bridge to what a typical year would look like, and then two, what the main focus areas look like. Is this to, you know, deal with a lot of the acquisition pieces? Is it relative to that 80 percent of the company that's really kind of in that growth mode? Where are the pieces going?

Mr. Andy Silvernail: So, you know, Mike, this is--if you go back and you were to look in time, this is not atypical, right? So, you know--.

Mr. Mike Halloran: --Uh-huh--.

Mr. Andy Silvernail: --This is kind of how we've thought about things over time. I think why it stands out a little bit now, right, is the backdrop of slower, overall organic growth. And so, I guess very importantly, we made a conscious decision that we were not gonna trim back on those, given the backdrop. And, for us as you know, it takes an awful long time, for these investments to germinate.

Mr. Mike Halloran: Uh-huh.

Mr. Andy Silvernail: And if we were to go and, you know, cut, you know, 10, $12 million of that cost, which you could easily do by the way, right--these are, you know, pretty variable costs. You can take these out. You know, we could have easily put up--you know, covered the FX headwind that developed here in the latter part of the year. And we just decided that was not the prudent thing to do, and we should continue to invest.

So, very typical, for us - I think the difference is, Mike, these are investments that are really, really targeted around a few, mostly product related areas. So in the bio, biopharma area, that whole life sciences world has taken off for us, obviously. And we've got some very interesting new products that are gonna take a few years to germinate. But, we're gonna have to put several million dollars a year into those while those take off. And so, that fits, you know, right into the life sciences, fluidics and optics world.

Mr. Mike Halloran: Uh-huh.

Mr. Andy Silvernail: That's a good piece of the investment. We've got a series of new product launches in our water world. So if you look at our water business that's led by, Florian Pfefferle, they've done a great job. They have been part of--a lot of those businesses have been in the fixed category, and they have done an amazing job of changing that profile and have a whole series of new products that are gonna come to market here over the next two years. That's a major investment.

In India, we are as you know, we've built two facilities in the last five, six years here in India with expansion. And, we're moving more and more for local for local needs. So a lot more product development that's happening for the local markets. X-SMART has been a homerun there, and what we've really learned from our success and we're doing more like that.

And then if you look at new product developments, the next generation on rescue tools, as you know, eDRAULIC has been a big win for us. So we're gonna continue to invest there. The Strong Arm product line we've mentioned before, that's going to continue to get investment.

And then, finally, around the AWG, Akron acquisitions and the combination with our other fire assets, there are some really important product development opportunities around electronics, which is bringing together kind of all the superior product capability that we have on a fire truck that links it together and creates a closed system, that is going to get investment for us.

So, those are the major areas, and they're all about growth. And so, it's going to take time to germinate, but I think it's the right thing to do.

Mr. Mike Halloran: And then, staying on the growth side then as we look through the year, you know, obviously, highlighted caution going into the year, which I think is prudent - maybe, one, give a sense for what you're seeing on the industrial side of your pieces, ones that a little more short cycle, maybe have some movement that could help - you know, the industrial side of Bandit, Viking, [unintelligible].

Mr. Andy Silvernail: Yeah.

Mr. Mike Halloran: Trends through the last couple quarters, have they been stable, slightly better? Are you seeing some choppiness, and what's that lead into for the year?

Mr. Andy Silvernail: So, you know, Mike, if you remember, kind of back in the summer, I mentioned, we've seen some stability, right?

Mr. Mike Halloran: Uh-huh.

Mr. Andy Silvernail: Things had really been at a decelerating pace in the industrial--or an accelerating decline in the industrial landscape up until kind of after the first quarter of 2016. And I mentioned, some stability.

What we saw in the third quarter was a--kind of the back end of the quarter got meaningfully better but still spotty. It was still pretty spotty. What we saw in the fourth quarter was much more broad based, across--improvement across our businesses. And then I'd say January has continued that trend.

And let me be really candid. You know, we have, a lot of internal debate about, the top one in the market, what number we're picking around in the market.

Mr. Mike Halloran: Yeah.

Mr. Andy Silvernail: And everything that we're talking about here is based on market estimates, because of what we think has really not been taken into account around the economic and the political volatility. And so, you know, we believe that we'll beat the markets by a point or two. And so it really kind of depends upon what you think--what you're picking the markets to be. And we've gotten pressed on some of this commentary. And, you know, my point of view, Mike, is that people have gotten a little over their skis on the positive sides of some of the things that have been talked about and even experienced, and not enough attention has really been put into the potential downsides.

And so, for us, we're really weighing this--you know, both sides of this equation, which has led us to be more conservative, I'll give you that. There's no doubt about it, you know. And a lot of it comes down to, you know, we know how our operating model flexes.

Mr. Mike Halloran: Uh-huh.

Mr. Andy Silvernail: And if things are better, we'll flex very quickly up, and the incremental margins will be attractive. And if things are worse than some people are talking about right now, we're already positioned to deal with that.

Mr. Mike Halloran: And then last and easy one - if you just looked at the guidance, is the underlying thought process here stability from current levels, normal sequentials as you work through the year, or are you imbedding any improvement? Doesn't sound like you are, but just want to clarify.

Mr. Andy Silvernail: Yeah, yeah. So, we're talking first quarter being up one to two, no real big hockey stick, you know, built in. We don't have, you know, I think the first quarter's gonna be telling for us, to be candid with ya, right? And so that's gonna be an important barometer for how we think the rest of the year is gonna play out. January is decent.

Mr. Mike Halloran: Good. Hey, thanks, appreciate the time.

Mr. Andy Silvernail: Thanks, Mike.

Operator: Our next question comes from the line of Stephen Weinacker [sp] from Bernstein. Please proceed with your question.

Mr. Stephen Weinacker: Hi, good morning, all.

Mr. Andy Silvernail: Hi, Steve. How are ya?

Mr. Stephen Weinacker: Good. Hey, I'd love to just start at a little higher level on capital deployment, Andy.

Mr. Andy Silvernail: Yeah.

Mr. Stephen Weinacker: So, if you think about the pace that you're running at, half a billion this past year, based on what you're looking at in the pipeline, obviously, you have the capacity. I mean, are your expectations for something as good this year?

Mr. Andy Silvernail: You know, Steve, I think that would be a real challenge, to be honest with ya. When we--at this time last year, we were really bullish on the overall ability to deploy, but we had line of sight at that point, you know, with a lot of confidence around a couple of things.

While we have a--you know, we have a very typical funnel right now. And so, if we deployed a quarter of a billion dollars, that would be terrific. We don't have things kind of sitting right in front of us like we did this time last year. And so, you know, this feels more like a normal pipeline.

You know, that being said, it's a good pipeline. It's across the portfolio. And we have, you know, obviously, we have the firepower, you know, to do it. It's just gonna be actionability, Steve.

Mr. Stephen Weinacker: Okay, all right. And then on, on that 2017 guidance bridge, I would have thought maybe more than 2 cents on productivity net of inflation. Can you just talk through maybe the pieces there?

Mr. Andy Silvernail: Yeah.

Mr. Stephen Weinacker: What are you baking in, and why isn't it more?

Mr. Andy Silvernail: Yeah. So, you've got about--what you have is you've got about 20 million of headwind, plus or minus. And that's mostly driven by wage inflation, which, you know, is not a lot of material inflation, obviously. You've got some metals here and there, that have--we've seen a little bit on. We're in a really good position. Obviously, we're really cognizant of potential inflation spikes. You know, that's something that we're paying a lot of attention to.

But, you know, the material side should be modest. The wage side is very typical. So, call that 20 million. So, we'll get kind of 22 million of total productivity, and so that will net us--or, sorry, a little bit more than that--23, 24 million, and that'll net us, you know, kind of a couple pennies in total.

Mr. Stephen Weinacker: Okay, all right, that sounds--.

Mr. Andy Silvernail: --And by the way, right, that's--that does not include restructuring, right? So, you've got another 3, 4 cents on the restructuring side. So, I would call all of that productivity, but we just happened to break it out specifically because we called out restructuring charges.

Mr. Stephen Weinacker: Right. No, and normally, that's how we'd see it, so that's helpful. I'll pass it on. Thanks, guys.

Mr. Andy Silvernail: Great. Thanks, Steve.

Operator: Our next question comes from the line of Nathan Jones with Stifel. Please proceed with your question.

Mr. Nathan Jones: Good morning, everyone.

Mr. Andy Silvernail: Hi, Nathan.

Mr. Nathan Jones: Andy, I'd love to come back to the growth investments for a minute. And you've never been shy about funding growth investments in the company really regardless of the environment.

Mr. Andy Silvernail: Nope.

Mr. Nathan Jones: Eleven cents is a pretty big step-up. Is this something that we should anticipate continuing at that level for the next few year? Will it step up again in '18, step down in '18?

Mr. Andy Silvernail: You know, I think, you know, I think it's what you would expect, right? And so, the way I'd kind of think about the math, that the math doesn't change here, right? So, the incremental benefits that we've always talked about of, that 30 to 35 percent, even including these investments is there, right? So, when you kind of work through all the puts and takes of all this, and you look at it and you go, okay, those incrementals are there, especially when you kind of step back and you think about the one time things that we've benefited from in 2016.

So, we're not going to compress our incrementals by these kind of investments, Nathan. I think the variable here is, obviously, in a higher growth environment, you're going to get much better incrementals, and in a lower growth environment, you get, you know, more towards kind of the downside of where we've guided historically.

Mr. Nathan Jones: Understood. I was more talking about the level of investment that you're putting in--.

Mr. Andy Silvernail: --Oh, yeah--.

Mr. Nathan Jones: --To the growth investments.

Mr. Andy Silvernail: I see us being really aggressive, Nathan. I think everybody--you know, everyone we talk to and we spend time with, the differentiators is gonna be organic growth, right? And even when you think about acquisitions, right, when you acquire, the way you really drive overall returns there--obviously, we're very good at the cost out, but you've got to deliver on the top line, too, which means you've got to deliver overall on the organic side. So, you know, these kind of investments I think are prudent, and we're gonna do it in good times and in difficult times.

Mr. Nathan Jones: Understood, and you've been pretty clear about that over many years.

Mr. Andy Silvernail: Yeah.

Mr. Nathan Jones: I'm just wondering whether or not we should expect those growth investments to remain at the same level going forward or whether you will get more aggressive in '18 and step it up again or just how you're thinking about that over, you know, just longer than 2017.

Mr. Andy Silvernail: Oh, I'm sorry, Nathan, yeah. So, I would say that, you know, proportional to the size of our business, this feels about right, right? So, as the business gets bigger, the dollars will get bigger. But, I don't think, proportionately, it's gonna change dramatically from what we're talking about here.

Mr. Nathan Jones: Okay. And then there's a 3 cent headwind from higher share count, and I think IDEX typically looks to offset dilution. Is that not the case this year?

Mr. Andy Silvernail: No, you know, our practice has been, you know, to--you know, we have a really disciplined process that we go through. And so, we just said, hey, at these levels, we'll probably see some creep. But, that could push one way or the other, to be honest with you. We're just kind of basing it on the activity that we've had here in the last six months. But, that's one variable that could move, you know, throughout the year.

Mr. Nathan Jones: Fair enough. And then just one on North American industrial - do you have any visibility into the parts of North American industrial where you're seeing improvement, or is this going through distribution and you lose visibility into it?

Mr. Andy Silvernail: Well, so I think the way I'd say it--so, you do lose some visibility going through distribution, but what I'd say is what we saw in the fourth quarter and what we're seeing early in January--and I want to be--the reason, you know, I'm being so cautious here around this is, you know, a few months does not make a trend, right? But, I will say that what we saw through the fourth quarter, early in January is pretty broad based. And so whether you're talking about kind of classic, distribution at Viking, or say Gast as an example or Warren Rupp, or you're talking about, more value added distribution, or you're talking about even on the OE side, it's been pretty broad based.

Mr. Nathan Jones: All right, that's helpful. Thanks very much.

Mr. Andy Silvernail: Thanks, Nathan.

Operator: Our next question comes from the line of Matthew Mishawn from KeyBank. Please proceed with your question.

Mr. Matthew Mishawn: Thank you and good morning.

Mr. Andy Silvernail: Good morning.

Mr. Matthew Mishawn: I just want to go back to the 2017 guidance bridge, and maybe I missed it, but it seems like, the incrementals from the 20 to 40 million of organic growth, you know, going down to 15 to 23 cents of EPS seems very high. Can you talk about the incrementals, you've assumed on that?

Mr. Andy Silvernail: Yeah. So, you've got to remember that includes price, right? So, that's not just volume. And so, the price side of it flows through, you know, at 100 percent. And so when you're looking at numbers that are that--that are 1 to 2 percent, kind of that granular, the call it 7 to 8-tenths of a point that we'll get in price in 2017, that's gonna flow through very high.

Mr. Matthew Mishawn: All right, got it. So, assuming that, you know, let's call it 80 basis points of price, what should we be thinking about if you were able to do--as far as incrementals go, if you were able to go from 1 to 2 percent growth to, 3 percent or 4 percent? Like, what would an additional incremental 100 basis points of growth give you?

Mr. Andy Silvernail: You know, a really kind of simple rule of thumb for us is, a point of organic growth is gonna give us about 8 cents of earnings.

Mr. Matthew Mishawn: All right. And then on the health and science technology side, I'm just curious what you're hearing from customers around the expectations for pharma biotech, in 2017 and if you saw any change in scientific fluidics in the fourth quarter.

Mr. Andy Silvernail: So, you know, Matthew, if you recall, even kind of two years ago at this time, we were talking about a product cycle life--you know, a product cycle in the industry, that was gonna get a lot better starting in '17. We saw we had a lot of visibility to that, and that's playing itself out now, right? So, the product launches that we're seeing across the industry are pretty good. And you could pick your submarket, right? They're generally--you know, it's pretty healthy. And we are well positioned in terms of content by platform.

So, we think that '17 and '18 are gonna be pretty good years here. If you look at analytical instrument, you know, IBD Bio, Genomics, you pick your market, it's gonna be pretty good. Obviously, we don't know how policy might impact that. You know, that's one wildcard that we really--everyone needs to pay attention to. Just with the uncertainty that we've seen early days, you know, we don't know. But generally, in current conditions, we think, both the industry's gonna be pretty good, and we're well positioned.

Mr. Matthew Mishawn: I think that's fair. Thank you very much.

Mr. Andy Silvernail: You bet, Matthew. Thank you.

Operator: Our next question comes from the line of Dean Dray with RBC Capital Markets. Please proceed with your question.

Mr. Andrew Krillon: Thank you. Good morning. This is Andrew Krillon [sp] for Dean.

Mr. Andy Silvernail: --Oh, hey, Andrew.

Mr. Andrew Krillon: Good morning. Thank you. So, I wanted to ask, there's been a lot of speculation on tax reform in the US.

Mr. Andy Silvernail: Yeah.

Mr. Andrew Krillon: Can you comment on how IDEX might fare, you know, given these various proposals including the border adjustability please?

Mr. Andy Silvernail: It's really tough to put your finger on it. So let me kind of--I'll walk through a couple of things, and, Bill, if you want to--.

Mr. Bill Grogan: --Yeah--.

Mr. Andy Silvernail: --Add some color to this. So, you know, obviously, if you just assumed that you had a ten point US tax cut, right, a way to think of that is--what's the math on that, again? You know, we said ten points--.

Mr. Bill Grogan: [--Unintelligible.]

Mr. Andy Silvernail: You know, 10--we've got about $100 million pretax in the US.

Unidentified Man: Nine cents.

Mr. Andy Silvernail: So, you're talking 9, 10 cents of earnings impact if you went down to a 25 percent statutory tax rate in the US, right? So, that's one way to put your finger on it.

In terms of the cross border issues, Bill, any commentary on that?

Mr. Bill Grogan: Yeah, no, I don't think we have any material risk. If there were significant tariffs added in replace of NAFTA. So I think for the most part, our production and supply chain is local for local, so not a lot of exposure there.

Mr. Andy Silvernail: Yeah, so probably not a ton of negative. I mean, obviously, you know, the thing that I'm most worried about Andrew, is, you know, a trade war. You know, I think the--I think everybody in my seat is nervous about that same reality and one of the reasons why, you know, we've hedged our bets here going into '17.

Mr. Andrew Krillon: Got it. Thank you. That all makes sense. And then just a quick follow up like in terms of in a similar vein with if there's any favorable repatriation holiday - can you remind us like how much of your cash is overseas and I guess maybe what this could be used for?

Mr. Bill Grogan: Yeah, I mean, there's about 200 million kind of overseas, you know, primarily within Europe. So, if there was a repatriation, we'd have to look at that and see. We've done several deals in Europe, so to pay a 10 percent repatriation tax, might not be worth it if we have line of sight, some uses for that cash, within Europe or abroad.

Mr. Andrew Krillon: Great, thank you.

Mr. Andy Silvernail: Thanks, Andrew.

Operator: Our next question comes from the line of Matt Somerville [sp] from Olympic [sp] Global. Please proceed with your question.

Mr. Nick Chen: Hi, this is Nick Chen [sp] for Matt Somerville this morning. Thanks for taking our question. You guys touched on it a little bit before, but I just wanted to dig a little deeper into M&A. I was hoping you could talk about some of the multiples you're seeing following the recent melt-up [sp] in the market, and additionally, what verticals are seeing the most activity from your view?

Mr. Andy Silvernail: Yeah, so, you know, generally, Nick, the world has not changed that much that we look at, right, so--excuse me--the biggest changes have really been around, you know, the public markets. And obviously we don’t play a ton in that world. We have--you know, we have bought some businesses from public companies in the past and whatnot. But, so that level of volatility--so far we haven’t seen it play itself through the broader M&A final that we look at.

You know, that being said, we’re in the same position we’ve been for an awful long time, which is, you know, things are expensive. There’s no doubt about it. You’ve got to be incredibly disciplined. And you’ve got to be disciplined around price, but you also have to be really disciplined around, you know, what fits in your operating model. So, you know, we’re--there’s very few things that can make a deal go sour faster than overpaying, and we’re just not going to do that. So, you know, we like our funnel, but we’re going to be very disciplined about, you know, prices in the marketplace, and that fundamentally hasn’t changed here in the last few months.

Mr. Nick Chen: Great. And then just finally, I was hoping you could talk about, --in terms of an improvement in energy in the industrial, --general industrial markets, what’s your guys’ view there?

Mr. Andy Silvernail: So, I’m going to call it cautious optimism, right? So, as I said before, we have seen some sequential improvement, and it’s relative broad-based. The downhole-related things, which we don’t have a lot of exposure to, right--it’s kind of 2, 3 percent of our total business. That has been obviously the much more volatile piece and where people are calling more potential upside. It’s a really small piece for us, so I don’t get too excited about that on one side or the other.

The things that are further downstream from there, those CapEx cuts came a lot later in the cycle, and they are still playing themselves out now. So, I think we’ll actually be behind that curve to some degree, as that plays itself through, and then we’ll see if the capital investment makes its way downstream again. So I’m--you know, I’m cautious generally with industrial and oil and gas. I’m more favorable in general industrial. I think the oil and gas stuff will take more time to play itself through.

Mr. Nick Chen: That’s great. Thanks so much, guys. I’ll jump back into the queue.

Mr. Andy Silvernail: Thank you.

Operator: Our next question comes from the line of Scott Graham from BMO Capital Markets. Please proceed with your question.

Mr. Scott Graham: Hey, good morning, Andy, Mike--and welcome, Bill [sp].

Unidentified Man: Thank you.

Mr. Andy Silvernail: Hey, Scott.

Mr. Scott Graham: Did you say Eric was there as well?

Mr. Andy Silvernail: No, he’s not.

Mr. Scott Graham: Oh, okay. All right. A lot of questions have been answered, but I do have a couple others. The acquisition divestiture--this is just a simple one. Is that sort of like a 75, 35, 80, 40 territory on the acquisition ads versus divestitures tracks on revenue?

Mr. Andy Silvernail: I’m not exactly sure what you mean by that question.

Mr. Scott Graham: The 40 million of incremental sales from acquisitions.

Mr. Andy Silvernail: Oh.

Mr. Scott Graham: Yeah.

Mr. Andy Silvernail: So, the 40 million is the amount of revenue that we had in IDEX in 2016 from the businesses that we sold. So we had $40 million of revenue in those businesses. If you look at it kind of on an apples to--if you look at it kind of on a trade-off basis, incremental revenue, of what we’re going to lose from divestitures versus the incremental that we’re going to get from the acquisitions because of where they landed in the year, you get somewhere around $40 million, $45 million of incremental good guy in revenue in 2017. Does that make sense?

Mr. Scott Graham: Yeah.

Mr. Andy Silvernail: And that’s on the [unintelligible].

Mr. Scott Graham: Yeah, I was just looking for the two numbers that net.

Mr. Andy Silvernail: Yeah, so you’re talking about $40 million of divestiture that we won’t get next year, right--.

Mr. Scott Graham: --Okay--.

Mr. Andy Silvernail: --Against about 80, 85 of revenue that we’ll get incrementally this year, netting out to, call it, plus 40 to 45.

Mr. Scott Graham: Yeah, that’s exactly what I was looking for.

Mr. Andy Silvernail: Yeah.

Mr. Scott Graham: So, let’s say things don’t get better from here, and your conservativism is valid--.

Mr. Andy Silvernail: --Yeah--.

Mr. Scott Graham: --On the organic side, Andy, where you have flexibility down the bridge here--obviously, I’m talking more specifically about, you know, the restructuring savings, the corporate expenses--.

Mr. Andy Silvernail: --Yeah--.

Mr. Scott Graham: --Productivity--where can you flex up a little bit to make sure that you make the guidance maybe even at the high end?

Mr. Andy Silvernail: Yeah. You know, I--it’s--I’m not real worried about our ability to execute here, right? So, we’ve proven our ability to manage these items--operationally manage, you know, the investments. You know, if the business were to slow down, you know, could we accelerate some restructuring? Yes, we could. Could we slow down some timing of investments? Certainly we could. And I think we’ve demonstrated a pretty good ability, you know, to do that over time.

Mr. Scott Graham: Fair enough. Llast question on the M&A pipe. So, obviously you had a big year in 2016. Based on kind of where you sit today with things at various levels and in the funnel, can you get halfway there? I mean--kind of where’s your head?

Mr. Andy Silvernail: Yeah. You know, at this stage it’s tough to say, you know, ‘cause, as I mentioned--I think it was Steve who asked the earlier question around this, you know, we’ve got a decent funnel. We don’t have anything kind of imminent. And so, you know, we could end up having a really big year or a soft year. My hope would be that we get somewhere in between. But, you know, at the end of the day, it’s not something that I can peg at this point.

Mr. Scott Graham: That’s fine. Thanks.

Mr. Andy Silvernail: Thanks, Scott.

Operator: Our next question comes from the line of Patrick Wu [sp] from SunTrust. Please proceed with your question.

Mr. Patrick Wu: Hi. I’m standing in for Charley Brady this morning. Thanks for taking my questions.

Mr. Andy Silvernail: You bet.

Mr. Patrick Wu: Just one more, I guess, for you guys on the growth and investments. I know you guys have been talking about it quite a bit on the call. How shall we think about sort of the margin impacts, on each segment from these investments? And sort of I’m looking at FMT rights, the adjusted margin at 27.2 percent.

Mr. Andy Silvernail: Yeah.

Mr. Patrick Wu: It’s pretty peaked out. How should we think about that, moving forward? Is there potential--.

Mr. Andy Silvernail: --I actually--.

Mr. Patrick Wu: --To move up?

Mr. Andy Silvernail: Yeah, I don’t--I wouldn’t think about the growth investments and kind of how they would impact that. It’s not going to be material, so to speak. If you look at the overall margin performance that we would expect in 2017 by segment, I think FMT for the year--it should be in the 25 percent range, you know, maybe a little bit higher--26 percent, HST in that 22 to 23 percent range, and FSDP in that kind of 25 percent range.

You know, at the segment operating level, that’s what you should expect next year. So, the investment shouldn’t materially impact that. Again, as I answered before, even with the investments we’re still very much in line with our expectations for, you know, incremental operating margins.

Mr. Patrick Wu: Got you. Thank you. And then just--last one from me. What are you guys seeing sort of for the exit order rates in January? I mean, obviously 2 percent growth in organic orders in 4Q is obviously a welcoming sign. But--and how do you guys sort of see January shaping up?

Mr. Andy Silvernail: Yeah.

Mr. Patrick Wu: And is that progressing more in February?

Mr. Andy Silvernail: Yeah, you know, so far through January things have been, you know, decent. I think the trends that we saw at the back half of, you know, the fourth quarter have continued. I, at this stage, I’m hesitant to get more aggressive because it’s such a short period of time. And, hey, you know, with the level of uncertainty that’s out there economically and politically, it’s prudent to be cautious.

Mr. Patrick Wu: Right. Thanks. That’s all I have.

Mr. Andy Silvernail: Thank you.

Operator: Our next question comes from the line of Brett Linzey from Vertical Research Partners. Please proceed with your question.

Mr. Brett Linzey: Good morning, all.

Mr. Andy Silvernail: Good morning, Brett.

Unidentified Man: Good morning.

Mr. Brett Linzey: Hey, wanted to come back to HST, you know, orders up 7 percent. You mentioned, a large pharma order there. You know, what was the contribution in the quarter? And then, I guess, are you able to put a finer point on if you sort of unbundle that and looked at the industrial-related businesses within HST--?

Mr. Andy Silvernail: --Yeah--.

Mr. Brett Linzey: --You know, what are the underlying, you know, order rates looking like there?

Mr. Andy Silvernail: Yeah. So, the strength that you mentioned there was in MPT, right? So, we had some strength there in the MPT business. But, even minus that, you know, orders were solid, were good--very good in the life sciences side and industrial, similar to what we talked about in FMT. So, some--I’ll call it a few, you know, light spots but not ready to call it. SEMICON was strong. The general industrial gas micropump is still soft, meaning kind of flattish but certainly better than the trends that were in the first half or even in a little bit later than that in 2016.

Mr. Brett Linzey: Okay. And then, fire and safety, orders up big there, 9 percent--obviously a pretty easy comp.

Mr. Andy Silvernail: Yeah.

Mr. Brett Linzey: You know, you mentioned a lot of the closed system opportunities and new product opportunities.

Mr. Andy Silvernail: Yeah.

Mr. Brett Linzey: But, just in terms of the channel side, did you see any pull-through activity from, you know, AWG in Akron? And then, you know, as we look forward here, and, you know, you have owned these now for about six months--.

Mr. Andy Silvernail: --Yeah--.

Mr. Brett Linzey: --You know, how are you feeling about the cost side?

Mr. Andy Silvernail: So, you know, it’s still very early days for any kind of [unintelligible] revenue synergies, right? That’s--those are things that take meaningful time in those businesses ‘cause you don’t want to break what are already very good channels. And so, nothing meaningful there, nothing different than our expectations. But, you know, it’s not like that’s accelerating yet.

On the cost side--very much in line with our expectations, right? The restructuring charges that we took were related to that. And both Akron and AWG are on track for what we committed. We talked about getting 500 basis points of improvement in those businesses over three years. And I think we’ll get there.

Mr. Brett Linzey: Okay. And just one last one. You know, you talked about the--you know, having a difficulty, obviously forecasting 2017 growth. You did mention you intend or you would like to outgrow those markets by one to two points.

Mr. Andy Silvernail: Yeah.

Mr. Brett Linzey: Are you--assuming that for this year--and implicitly does that mean you’re basically kind of saying, you know, the market is flattish, in your view for 2017, and you get a little bit of, you know, outgrowth above that?

Mr. Andy Silvernail: Yeah, yeah.

Mr. Brett Linzey: Could you kind of explore that for me?

Mr. Andy Silvernail: Yeah. That’s the math, right, you know--is kind of flattish to modestly up, given the environments. You know, back at the Baird Conference, I think I gave my talk on the day of the election. You know, I said I thought the world was going to be kind of negative one to plus one. And I’m still kind of there, you know, maybe with even more volatility, given what’s going on. So, maybe I’ll revert back to negative two to plus two. But, my overall view hasn’t changed a lot. Obviously the strengthening of the dollar plays into this, and that obviously hit us, as we think about 2017. And then, there’s just a lot of uncertainty, right, that it’s really hard to peg.

Mr. Brett Linzey: Yeah, okay. Great. Thanks, Andy.

Mr. Andy Silvernail: Thank you.

Operator: Our next question comes from the line of Joe Giordano from Cowen and Company. Please proceed with your question.

Mr. Joseph Giordano: Hey, guys.

Mr. Andy Silvernail: Hey, Joe.

Mr. Joseph Giordano: Thank you for taking my questions.

Mr. Andy Silvernail: You bet.

Mr. Joseph Giordano: I just wanted to talk FMT orders a little bit here. Strip out--forget about like the year-on-year--just looking sequentially, you know, pretty flat.

Mr. Andy Silvernail: Yeah.

Mr. Joseph Giordano: I’m trying to reconcile that with, you know, what some others have said on the short cycle. A bit of a budget flush happened in 4Q. So, would you have expected--like how did that--how did orders come in for that segment versus how you might have thought? I appreciate your conservatism for 2017--.

Mr. Andy Silvernail: --Yeah, yeah--.

Mr. Joseph Giordano: --Is appropriate, but--.

Mr. Andy Silvernail: -- The energy business sequentially was down, and that was really kind of tied to the LPG business.

Mr. Joseph Giordano: Yeah.

Mr. Andy Silvernail: Other than that, sequentially it looked pretty similar, not a lot of changes from what we saw in the third quarter.

Mr. Joseph Giordano: Okay. And then, diversified, when you look at your dispensing business obviously you guys are out-punching that market.

Mr. Andy Silvernail: Yeah.

Mr. Joseph Giordano: But what are you thinking--inherent in your guidance, what are you thinking for, you know, those markets that they--that those products play in--look like maybe slowing down.

Mr. Andy Silvernail: Yeah, I think you’re--.

Mr. Joseph Giordano: --And maybe [unintelligible] level, what are thinking?

Mr. Andy Silvernail: I think you’re right, Joe. I think those markets are going to slow here, as we look at the underlying performance. I think the business will do well. We’ve got a significant product launch that happens here, a little bit later in the year that I think--you know, it probably won’t make a big impact in ‘17 but I think will be nice going forward. But, I think those underlying markets are, the growth is going to moderate to kind of flattish in ‘17.

Mr. Joseph Giordano: And that’s in your guidance [unintelligible]?

Mr. Andy Silvernail: It is, yeah.

Mr. Joseph Giordano: Okay. And maybe just last, taking on the diversified. That order growth there [unintelligible] the comp is a little easy.

Mr. Andy Silvernail: Yeah.

Mr. Joseph Giordano: But, how would you look at that regionally?

Mr. Andy Silvernail: Oh, regionally. Bill, how is it [unintelligible]?

Mr. Bill: Yeah, I’d say--you know, we had throughout the year some softness in some of our merging markets, and we saw a pickup in the fourth quarter.

Mr. Andy Silvernail: Yeah.

Mr. Joe Giordano: Okay.

Mr. Bill: So some projects that have been kind of out to bid for a while finally went to official tender in [unintelligible].

Mr. Andy Silvernail: Mostly [unintelligible] rescue. That was kind of the--.

Mr. Joe Giordano: --Are you seeing like--how was China rescue like municipal spend over there--how is that kind of looking right now?

Mr. Andy Silvernail: You know, actually, that was one of the big ones that got better, right?

Mr. Joe Giordano: Yeah.

Mr. Andy Silvernail: So, you know, with the anti-corruption, probes, you know, things really came to a screeching halt, right? And we finally saw some--that liberated a little bit here, and we actually had a very nice win in the rescue tool market in the fourth quarter with our Dinglee brand.

Mr. Joe Giordano: Great. Thanks, guys.

Mr. Andy Silvernail: Thank you.

Operator: Our next question comes from the line of Chris Dankert from Longbow Research. Please proceed with your question.

Mr. Christopher Dankert: Morning guys.

Mr. Andy Silvernail: Hey, Chris.

Mr. Christopher Dankert: Thanks for fitting me in here.

Mr. Andy Silvernail: You bet.

Mr. Christopher Dankert: Just quick question. I guess, talking to some of the market players on the municipal water side, you know, that’s been an area that’s been identified by the incoming administration as kind of a spot for investment.

Mr. Andy Silvernail: Yeah.

Mr. Christopher Dankert: There is some concern that we’re going to see a bit of a pause on the--you know, the state and local side--hoping to get some clarity on when does the money flow through, how do we get it, etc.

Mr. Andy Silvernail: Yeah.

Mr. Christopher Dankert: Is that sort of--excuse me, conservatism baked into your guidance right now? Or have you heard anything on that front?

Mr. Andy Silvernail: You know, so we haven’t heard it kind of specifically that people are having a big pause. Obviously, anything where things are--where monies are coming from the government, we baked in conservatism around there, right? So--and that obviously fits there, certainly around the U.S., because there is so much uncertainty, right? It could be a bunch of money that flows there. And, frankly, it could get cut. You know, it’s just--there’s no clarity. We are--that is a piece of our hesitancy.

Mr. Christopher Dankert: Got it, got it. And then just finally, I guess, any kind of update on the footprint consolidation within diversified? You know, how much is left to go? Are there any kind of timetables?

Mr. Andy Silvernail: We’re kind--the stuff we’ve announced is going well. For the most part we should have, you know, everything done here by the--you know, the end of the first quarter, across the company. And so, you know, we’ve got some stuff in MPT, as I mentioned before. And then, the specific work around the acquisitions, most of that has actually been done, that we finished up in this year, so not a lot more to go.

Mr. Christopher Dankert: Got it. Great. Thanks so much, guys.

Mr. Andy Silvernail: You bet.

Operator: Our next question comes from the line of Bhupender Bohra [sp] from Jefferies. Please proceed with your question.

Mr. Bhupender Bohra: Hey, good morning, guys.

Mr. Andy Silvernail: Good morning.

Mr. Bhupender Bohra: So just want to, you know, Andy, on your commentary on the press release here that you’re seeing some encouraging indicators within North America, could you talk about that from the perspective of your customers--you know, capital spending versus maintenance spending plans--like, you know, how do you think 2017, any indications on the--I mean, you talked about the CapEx to be weak. But on the maintenance side, do you think that kind of picks up?

Mr. Andy Silvernail: I don’t think that maintenance spend really took a big hit, right? Those aren’t--in the worlds that we play in, those aren’t really optional. It really is kind of the CapEx-related stuff that has been the bulk of what drove the industrial recession. And so, I think that what we’re seeing, you know, early year in this year and late in last year, are very modest improvements around CapEx. And so, if--what is going to drive an acceleration is going to be increases in CapEx.

Mr. Bhupender Bohra: Okay. And, the other question is on China. I think somebody did ask, but I just wanted to--could you remind us, how big China is? And, you know, what are you hearing from that industrial land in China, especially with the, when you look at the ISM numbers, which have been inching up like above 50 for the last few months now?

Mr. Andy Silvernail: Yeah. So, it’s--you know, call it in the range of about 5 percent of total business, right? So, about half of that or so is done in China, for China, and another half comes from other places around the world, other businesses around the world. I would say that there are certainly some modest improvements that you’re seeing in China. That’s really been, you know, a real struggle for everybody here, with this transition from, you know, investment to consumer. So it is--I’m going to call it modestly positive, but, it’s not like it’s going to pick up to where it was pre-2014.

Mr. Bhupender Bohra: Okay, got it. Thank you.

Mr. Andy Silvernail: You bet.

Operator: There are no further questions in queue. I’d like to hand the call back over to management for closing comments.

Mr. Andy Silvernail: Well, thank you all very much for joining the call here today. And, you know, I know we had a lot of moving parts to talk about, and I appreciate your patience and your good questions. Obviously as we think about 2017, we think about this much like we have the last couple years, which is, we need to make our own good fortune.

And I think we have positioned ourselves very well on the cost side, productivity, how we’ve managed the balance sheet, how we’ve deployed capital and, very importantly, the growth investments that we’re making for the future. And I think we’re very, very well positioned, regardless of what those markets do.

And so, while we’ve taken probably a more conservative view of the markets, we’re in a great position, to take advantage of that and to drive overall profitability and returns on investment. And, ideally, that’s going to translate into total returns for our shareholders. So, I want to thank our teams here at IDEX for continuing to execute extremely well. And thank you all for your time and your interest in IDEX, and I look forward to talking to you here in 90 days. Take care.

Operator: Ladies and gentlemen, this does conclude today’s teleconference. Thank you for your participation. You may disconnect your lines at this time, and have a wonderful day.